Exhibit 99.1

NEWS RELEASE

LANCER CORPORATION RESPONDS TO A SECOND UNSOLICITED
“MINI-TENDER OFFER”

SAN ANTONIO, TX., April 9, 2004 – Lancer Corporation (AMEX:LAN) has learned that Cannell Capital LLC (Cannell) has made an offer to purchase up to 450,000 shares of Lancer’s common stock (representing approximately 4.8% of Lancer’s outstanding common stock) for $2.00 per share. Lancer does not recommend or endorse this unsolicited offer and urges its stockholders to use caution in considering the offer.

The Cannell mini-tender offer follows the mini-tender offer by SCM Acquisition Fund LLC (SCM), an affiliate of Sutter Capital Management LLC, whereby SCM offered to purchase up to 450,000 shares of Lancer common stock for $1.00 per share on March 23, 2004.

Mini-tender offers seek less than 5% of a company’s stock, thereby avoiding many disclosure and procedural protections afforded to stockholders by the Federal securities laws and the rules of the U.S. Securities and Exchange Commission (SEC). The SEC has issued an investor alert regarding mini-tender offers, which can be found on its web site www.sec.gov/investor/pubs/minitend.htm.

According to the SEC investor alert, mini-tender offers “have been increasingly used to catch investors off guard. Many investors who hear about mini-tender offers surrender their securities without investigating the offer, assuming that the price offered includes the premium usually present in larger, traditional tender offers. But they later learn that they cannot withdraw from the offer and may end up selling their securities at below-market prices.”

The SEC recommends that investors scrutinize mini-tender offers carefully to make sure they understand the terms of the tender offer before tendering their shares.

According to the offering document, shareholders tendering their shares will not have withdrawal rights, and Cannell reserves the right to extend the offer at any time or to change any other terms of the offer.

Lancer advises shareholders to consult their own brokers or financial advisors concerning this offer prior to tendering any shares.